EASY GOLF CORPORATION’S SWING-CHANNEL® GOLF MAT, A PRODUCT THAT TEACHES A PERSON TO HIT A GOLF BALL STRAIGHT, IS AWARDED A FEDERAL PATENT

Salt Lake City, Utah –- May 24, 2007 –- Easy Golf Corporation (OTCBB:EGOF) today announced that its licensor has been issued a federal patent by the U.S. Patent and Trademark Office on its golf improvement product known as “THE SWING-CHANNEL® GOLF MAT.”  The invention, Patent No. US 7,214,140 B2, teaches a person to hit a golf ball straight.

On August 29, 2006, Easy Golf Corporation’s licensor was also awarded a federal trademark and trade name on the phrase or mark “SWING-CHANNEL.”

THE SWING-CHANNEL® GOLF MAT teaches a person to swing the golf club along a straight line or plane.  If a person swings along a straight line, plane or trajectory and hits the ball squarely with the club face, the laws of physics essentially require or dictate that the ball will go straight.  Rubber barricades or tees incorporated into and along the sides of the Mat communicate to the golfer whether he or she is swinging within the “swing-channel.”

Easy Golf Corporation manufactures and sells this new specialty golf improvement aid product for $79.95 on the Company’s website, www.easygolf.biz or www.swingchannelgolf.com, plus $15 for shipping and handling.

THE SWING-CHANNEL® GOLF MAT has not been on the market long.  Since unveiling this new product, the Company has been looking for other on-line golf and sports product distributors.  Currently, it has one such on-line distributor, www.sportstrainingaids.com.  In addition to its efforts to exploit the eCommerce “drop ship business,” the Company is also endeavoring to get its product carried in golf catalogues and retail sporting goods stores around the country.  Entry into these markets is difficult.  The product is new and has not yet been endorsed by any PGA professional.  No assurance can be made that it will ever be so endorsed.  While the Company believes that the issuance of a patent by the U.S. Patent and Trademark Office demonstrates the overall uniqueness of the product, the Company can make no assurance that the existence of federal patent and trademark rights will have any bearing on future sales.

For further information, please contact Easy Golf Corporation at contact@easygolf.biz, visit its website at www.easygolf.biz or www.swingchannelgolf.com, or call its president, Mike Coombs at 801-467-2021.